EXHIBIT 4.3

                               NEDAK ETHANOL, LLC
                            PUBLIC OFFERING OF UNITS

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of this ___ day of March, 2006, by and among NEDAK Ethanol, LLC, a Nebraska limited liability company ("Company"), and Great Western Bank, a Nebraska state banking association ("Escrow Agent").

                                    RECITALS

        WHEREAS, the Company desires to effect a public offering ("Offering") of up to 3,150 units ("Units") for cash; and

        WHEREAS, the Company wishes to make provision to deposit the subscription proceeds received by the Company from the subscriptions for Units in the Offering into an interest-bearing escrow account ("Escrow Account") established with the Escrow Agent, which proceeds (including interest accrued thereon) are to be delivered and paid to the Company only in the circumstances hereinafter defined; and

        WHEREAS, the Company and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow arrangements.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

        I. Delivery of Proceeds to Escrow Agent.

               (a) Subscription Proceeds. The Company agrees that it shall deliver to the Escrow Agent via insured overnight mail, courier or by similar acceptable means, immediately upon receipt thereof, all subscription proceeds from the subscription for Units in the Offering, together with a copy of each such subscriber's completed and executed Subscription Agreement. The Company will instruct subscribers to make checks for Unit subscriptions payable to the order of the Escrow Agent. Any checks received by the Escrow Agent that are made payable to a party other than as set forth above shall be returned to the Company for restrictive endorsement by the payee to the Escrow Agent. Upon approval of each subscription by the Company (but not prior thereto), the Escrow Agent is authorized to forward each subscription check received for collection and, upon collection of such check, to immediately deposit the collected proceeds in the Escrow Account.

        2.     Escrow Account

               (a) Deposits. Upon approval of each subscription by the Company, all subscription amounts delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent into the Escrow Account, subject to the investment thereof as set forth in Section 2(c) below. The Escrow Agent shall not forward subscription checks for collection or otherwise deposit subscription proceeds into the Escrow Account until receiving written confirmation from the Company or its legal counsel that the subscriber has been approved by the Company.

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               (b) Deposit Record. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. The Escrow Agent shall at all times maintain a record ("Deposit Record") of the names and addresses of subscribers, the amount of Units subscribed thereby and the aggregate amount of funds paid therefor as deposited with the Escrow Agent. Copies of such Deposit Record shall be made available upon the Company's request during the Escrow Period.

               (c) Investment of Funds. All deposits held in the Escrow Account by the Escrow Agent shall be invested thereby in any of the following investment vehicles, at the discretion of the Escrow Agent: (i) money market mutual funds; or (ii) short-term United States Government Treasury securities, notes or bills; or (iii) short-term certificates of deposit issued by a bank.

        3. Escrow Period. The escrow period ("Escrow Period") shall begin on the date hereof and shall terminate on the earlier of:

               (a) Prior to Offering Completion. The release and return of all deposited subscription proceeds (including accrued interest thereon) to subscribers, in the event the Company decides, in its sole discretion, to terminate the Offering prior to, or if the Company has not certified to the Escrow Agent that it has raised at least Twenty Million Dollars ($20,000,000) by, the Offering Completion Date (July 1, 2006);

               (b) Upon Expiration Date. The release and return of all deposited subscription proceeds (including accrued interest thereon) to subscribers, upon the failure of the Company to certify to the Escrow Agent that it has received a commitment from a lender (the "Loan Commitment") sufficient to permit the Company to proceed to build its proposed ethanol plant, by September 30, 2006 (the "Expiration Date"); or

               (c) Closing. The completion of the Offering upon the subscription for at least Twenty Million Dollars ($20,000,000) of Units on or before the Offering Completion Date and receipt of the Loan Commitment on or before the Expiration Date (the "Closing").


        4. Payment of Escrowed Funds to the Company. The closing may not occur until at least 5 business days after the Company has provided an affidavit to the Director of the Bureau of Securities of Nebraska (the "Director") pursuant to Chapter 25, Section 3.01C of the Regulations under the Securities Act of Nebraska (the "Nebraska Regulations"). At the Closing, the Escrow Agent shall remit by certified check, or wire transfer to the Company, the proceeds received, collected and deposited in the Escrow Account from the subscription for Units delivered by the Company to the Escrow Agent, including all interest accrued thereon. At least three (3) business days prior to the Closing, the Company shall deliver to the Escrow Agent directions regarding the amount of proceeds to be paid to it. At such time as the Escrow Agent shall have made all the payments, deliveries and remittances provided for in this Section 4, if any, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder. The date on which the Closing shall occur pursuant to this Section 4 shall sometimes be referred to as the "Escrow Closing Date."


        5. When Funds Repaid to Subscribers. In the event the Escrow Period terminates because Twenty Million Dollars ($20,000,000) of offered Units have not been subscribed for or the Loan Commitment is not received on or before the Expiration Date or the Company terminates the Offering prior to the Offering Completion Date then the Escrow Agent as promptly as practicable, but not more than one (1) month thereafter, and on the basis of its Deposit Record, shall return directly to each of the subscribers the respective amounts paid in by them as their subscription for Units, including all respective interest accrued thereon pursuant to the investment of such funds by the Escrow Agent under
Section 2(c) without any deductions therefrom. Each amount paid or payable to each subscriber pursuant to this Section 5 shall be deemed to be the property of each subscriber, free and clear of any and all claims of the Company, or of any of their respective creditors, and the respective Subscription Agreements evidencing subscriptions for Units made and entered into by such subscribers in the Offering shall thereupon be automatically deemed, without further deed or action, to be cancelled without any further liability of such subscribers to pay for the Units subscribed. At such time as the Escrow Agent shall have made all the payments, deliveries and remittances provided for in this Section 5, if any, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

                                    X 4.3-2
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        6. Escrowed Funds Not Property of the Company. During the Escrow Period,
all amounts deposited (or accrued) in the Escrow Account shall not become the property of the Company or obligations of the Company, shall not be subject to the claims of creditors of the Company, and the Escrow Agent shall make or permit no disbursements or other transfers from the Escrow Account, except as expressly provided herein.


        7. Notice to Escrow Agent. The Company agrees to give to the Escrow Agent appropriate written notice of the date upon which the Offering is commenced, as soon as practicable thereafter, and appropriate written notice of the Offering Completion Date, or the date on which the Company terminates the Offering, as the case may be.

        8. Rejection of Subscription. In the event that a subscriber is rejected by the Company for any reason, the Escrow Agent shall, upon written direction received from the Company, return all subscription funds received from such subscriber with respect to any subscription by such rejected subscriber, without deduction (but without interest), directly to such subscriber.

        9. Miscellaneous. The Escrow Agent shall:

               (a) No Other Duty. Be under no duty to enforce payment of any subscription which is to be paid to, and held by, it hereunder other than submitting checks received for collection as herein provided;

               (b) Discrepancies.Promptly notify the Company of any discrepancy between the amounts set forth on any information delivered to it by Company and the subscription sum or sums delivered to it therewith;

               (c) Accepting Funds. Be under no duty to accept funds, checks, drafts or instruments for the payment of money from anyone other than the Company;

               (d) Reliance. Be protected in acting upon any notice, request, certificate, approval, consent or other paper believed by it to be genuine and to be signed by the proper party or parties;

               (e) Giving of Notice. Be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers and mailed, by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at the respective addresses set forth above (or otherwise mailed by overnight courier, telecopied, telefaxed or personally delivered thereto);

               (f) Counsel. Be permitted to consult with legal counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in accordance with the reasonable advice of such counsel; provided, however, that nothing contained in this Section 9(f), or omitted by it in accordance with the reasonable advice of any counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence or willful misconduct.

               (g) Modifications.Not be bound by any modification, amendment, termination or cancellation of this Agreement, unless the same shall be in writing and signed by all of the parties hereto;

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               (h) Refrain from Action. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall have received instructions, claims or demands from any of the other parties hereto which, in its opinion, are in conflict with any of the provisions of this Agreement or with instructions given by another party, it shall be entitled to refrain from taking any action other than to keep all property held by it in the Escrow Account until it shall be directed otherwise in writing by all of the other parties hereto or by a final judgment by a court of competent jurisdiction;

               (i) Investing Funds. Have no liability for investing any funds under Section 2(c) or for following the instructions contained or expressly provided for herein or pursuant to written instructions given by the Company to the Escrow Agent; and

               (j) Resignation. Have the right, at any time, to resign hereunder by giving written notice of its resignation to all the parties hereto at their addresses set forth above at least fifteen (15) business days prior to the date specified for such resignation to take effect and, upon the effective date of such resignation, all cash, accrued interest and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by the other parties executing this Agreement, whereupon the Escrow Agents obligations hereunder shall cease and terminate. If no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate. The Escrow Agents sole responsibility thereafter shall be to keep safe all property then held by it and to deliver the same to a person designated in writing by the other parties executing this Agreement or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

        10. Fees and Expenses. The Company shall be responsible for the payment of all reasonable fees and expenses of the Escrow Agents for its actions hereunder and the reasonable expenses incurred for handling and investing the Escrow Account, whether or not Twenty Million Dollars ($20,000,000) of Units are sold in the Offering or the Loan Commitment is received. The Escrow Agents fees for services hereunder shall be ______________________ Dollars ($_________).

        11. No Escrow Agent Certificates. The Escrow Agent shall not issue any certificates of deposit, unit certificates or any other instruments or documents representing any interest in the deposited funds, except as otherwise required herein.

        12. Indemnification. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent hereunder, for the performance of its duties hereunder, including any liability for any material misstatements or omissions of material facts set forth in the Offering Memorandum and/or any litigation arising from this Agreement or involving the subject matter hereof.

        13. No Rights Created for Other Parties. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.

        14. Governing Law. This Agreement shall be governed by and its provisions construed in accordance with the internal laws of the State of Nebraska.

        15. Counterparts. This Agreement may be executed in separate written counterparts, all of which together shall constitute one and the same Agreement.

        16. Successors and Assigns. This Agreement is binding on the parties hereto and their respective heirs, legal representatives, successors and assigns.


        17. Inspection of Records. The records of the Escrow Agent with respect to the Escrow Account shall be subject to inspection by the Director pursuant to Chapter 25, Section 3.01B of the Regulations.


                                    X 4.3-4

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.


                               NEDAK ETHANOL, LLC
                                           ("Company")


                               By:
                                   ---------------------------------------------
                               Its President


                               GREAT WESTERN BANK
                                           ("Escrow Agent")


                               By:
                                   ---------------------------------------------
                              Its Authorized Representative



                                    X 4.3-5
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